Exhibit 99

Titan International Inc. Announces Positive Earnings

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 31, 2009

Second quarter summary:

•	Sales for second quarter 2009 were $207.0 million, compared to $269.1 million in the second quarter of 2008.

•	Gross profit was $29.7 million for the second quarter of 2009, compared to a $41.9 million in the second quarter of last year.

•	Second quarter income from operations was $12.9 million, compared to $24.4 million last year.

•	Net income for the second quarter was $5.9 million, compared to $13.3 million in the second quarter of 2008.

•	Total debt at June 30, 2009, was $193.8 million, a reduction of $25.0 million or 11 percent, when compared to $218.8 million at March 31, 2009.

Statement of Chief Executive Officer:
“There were some good points and bad points to the second quarter. The facts are simply that business has slowed down,” said Chairman and CEO Maurice M. Taylor Jr. “The construction equipment business is really off and will not see any life until fourth quarter 2010. Further, Titan’s main competitors in the OTR (off-the-road) market, Michelin, Bridgestone and Goodyear, have all been reducing prices greater than material costs, which means margins will suffer. Because our competitors don’t run their operations as stand alone businesses, they have no real sense if they are making a profit. Titan can and will be competitive with anyone.

“Small agriculture tractor volume has hit bottom, but Titan will not see any growth in the business until the general U.S. economy picks up, and I don’t think that will happen until after the 2010 election. Large farm tire business has been reduced a little, but should maintain its good volume. Titan’s main two competitors have reduced prices, but not as much in this large radial tire business. This segment of business has been Titan’s strongest for the past three years. The mining tire business has been a mixed bag. The great shortage of recent years is over and there is an excessive supply of all large radial tires. Selling price on 63-inch tires has dropped from $55,000 per tire to approximately $42,000 now, and I expect it to drop to $35,000 before the end of the year. There is excess volume in all tires smaller than 63 inches, and currently plenty of capacity for 63-inch tires at today’s volume, and with added capacity, the industry will go from shortage to over capacity in the next 12 months. Titan’s unique position in this market is that we believe we are the low cost producer.

“This past week I talked with a number of Titan’s original equipment manufacturer (OEM) customers and most of them believe the bottom has been hit, and they think it will stay flat for six months before moving up. Titan has been through tough times before. Salaries have been reduced by five percent, effective July 1, 2009, and an extra 10 percent will be taken from my salary and donated to the Brent Taylor Memorial Charitable Trust, which awards college scholarships to students of Titan employees. Titan is going to keep developing new products during this time because we believe we will become stronger. Now is the time for OEMs to look at new ideas, and Titan has them for wheels and tires in each of our segments.” said Taylor.

“The third quarter will be Titan’s weakest quarter, and fourth quarter should show a pick-up, but to predict sales figures and EBITDA for 2009 with markets moving so fast doesn’t make sense. It will be what it will be,” said Taylor. “The large OEMs have announced rolling shut downs, so as a supplier it becomes very difficult to project volume. I believe in the long run this will increase Titan’s market share, because we are lean, fast moving and quick to move with changes. But as I have stated before, I believe it will be another 18 months before Titan cracks the $1 billion in revenue mark, considering current business.”

Year-to-date summary:

•	June 2009 year-to-date sales were $439.6 million, compared to $522.6 million in 2008.

•	June 2009 year-to-date gross profit was $59.8 million, compared to $74.3 million in 2008.

•	Income from operations was $27.0 million for the first six months of 2009, compared to $40.5 million year-to-date 2008.

•	Year-to-date net income was $13.0 million in 2009, compared to $21.4 million in 2008.

•	Total debt at June 30, 2009, was $193.8 million, a reduction of $31.2 million or 14 percent, when compared to $225.0 million at December 31, 2008.

Financial overview:
Sales:  Titan recorded sales of $207.0 million for the second quarter of 2009, as compared to second quarter 2008 sales of $269.1 million. Net sales for the first half of 2009 were $439.6 million, compared to $522.6 million recorded in the first half of 2008. The lower sales levels resulted from reduced demand for the company’s products across the board, a consequence of the worldwide recession and global economic crisis. These items had a larger negative impact on Titan’s earthmoving/construction second quarter and year-to-date sales, which were each approximately 45 percent lower when compared with 2008 results.

Gross profit:  Gross profit for the second quarter of 2009 was $29.7 million or 14.4 percent of net sales, compared to $41.9 million or 15.6 percent of net sales for the second quarter of 2008. Year-to-date gross profit was $59.8 million or 13.6 percent of net sales for 2009, as compared to $74.3 million or 14.2 percent of net sales for 2008. The gross profit margin decreased primarily as a consequence of reduced manufacturing efficiencies, resulting from lower sales levels.

Selling, general and administrative expenses: SG&A expenses for the second quarter of 2009 were $14.6 million, compared to $15.3 million at this time in 2008, a reduction of approximately $0.7 million. Year-to-date, SG&A was $28.2 million in 2009, compared to $29.4 million in 2008, a reduction of approximately $1.2 million.

Income from operations:  Income from operations for the second quarter of 2009 was $12.9 million, as compared to $24.4 million in the second quarter of 2008. Year-to-date income from operations was $27.0 million in 2009, compared to $40.5 million in 2008.

Net income:  Net income was $5.9 million for the second quarter of 2009, compared to $13.3 million in second quarter 2008. Year-to-date, net income was $13.0 million in 2009 and $21.4 million year-to-date in 2008.

Earnings per share:  For the second quarter of 2009, basic and diluted earnings per share were $.17, as compared to basic earnings per share of $.39 and diluted earnings per share of $.38 in 2008. Year-to-date basic and diluted earnings per share were $.37 as compared to year-to-date basic and diluted earnings per share of $.62 in 2008.

Capital expenditures: Titan’s capital expenditures for the first half of 2009 were $31.7 million, compared to $38.9 million for the first half of 2008. Included in these capital expenditures were approximately $21 million in 2009 and $30 million in 2008 of expenditures related to the giant OTR (off-the-road) project.

Debt balance:  Total debt was reduced to $193.8 million at June 30, 2009, from $225.0 million at year-end 2008. Short-term debt was zero at June 30, 2009, a reduction of $25.0 million from year-end 2008.

Equity balance:  The company’s stockholders’ equity increased $16.4 million to $295.6 million at June 30, 2009, from $279.2 million at December 31, 2008.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on July 31, 2009.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

Amounts in thousands, except earnings per share data.	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$206,983	$269,114	$439,587	$522,639
Cost of sales	177,237	227,168	379,778	448,349
Gross profit	29,746	41,946	59,809	74,290

Selling, general & administrative expenses	14,626	15,289	28,153	29,366
Royalty expense	2,200	2,268	4,659	4,415
Income from operations	12,920	24,389	26,997	40,509

Interest expense	(3,878)	(3,708)	(7,822)	(7,692)
Other income	647	1,497	2,056	2,917
Income before income taxes	9,689	22,178	21,231	35,734

Provision for income taxes	3,779	8,872	8,280	14,294

Net income	$5,910	$13,306	$12,951	$21,440

Earnings per common share:
Basic	$.17	$.39	$.37	$.62
Diluted	.17	.38	.37	.62

Average common shares outstanding:
Basic	34,704	34,358	34,664	34,311
Diluted	35,265	34,774	35,221	34,756

Segment Information
 Revenues from external customers (Unaudited)

Amounts in thousands	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Agricultural	$160,344	$185,615	$347,672	$359,101
Earthmoving/Construction	42,426	76,471	82,353	150,304
Consumer	4,213	7,028	9,562	13,234
Total	$206,983	$269,114	$439,587	$522,639

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	June 30,	December 31,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$20,684	$61,658
Accounts receivable	104,723	126,531
Inventories	150,023	147,306
Deferred income taxes	12,042	12,042
Prepaid and other current assets	20,388	21,662
Total current assets	307,860	369,199

Property, plant and equipment, net	263,398	248,442
Goodwill	11,702	11,702
Deferred income taxes	5,913	7,256
Other assets	23,101	18,183
Total assets	$611,974	$654,782

Liabilities & Stockholders’ Equity
Current liabilities:
Short-term debt	$0	$25,000
Accounts payable	31,332	65,547
Other current liabilities	50,060	46,088
Total current liabilities	81,392	136,635

Long-term debt	193,800	200,000
Other long-term liabilities	41,193	38,959
Stockholders’ equity	295,589	279,188
Total liabilities & stockholders’ equity	$611,974	$654,782

Titan 2009 second quarter conference call:

Titan International Inc. will hold its earnings conference call for the second quarter that ended June 30, 2009, at 9 a.m. Eastern Time on Friday, July 31, 2009.

To participate in the conference call, dial (800) 230-1074 five minutes prior to the scheduled time.

A telephonic replay will be available until August 7, 2009. To register for the replay or for more information, visit www.titan-intl.com.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489